EMPLOYMENT AGREEMENT


         THIS AGREEMENT ("Agreement"), made as of the _____ day of March, 1999 by and between MFN Financial Corporation, a Delaware corporation ("Company"), and Edward G. Harshfield ("Executive").

                                WITNESSETH THAT:

         WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, in accordance with the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive agrees to serve the Company, in the capacities described herein during the Period of Employment (as defined in Section 2 of this Agreement), in accordance with the terms and conditions of this Agreement.

2. PERIOD OF EMPLOYMENT. The term "Period of Employment" shall mean the period which commences on the effective date of a plan of reorganization for the Company which is confirmed by the bankruptcy court pursuant to a final order which is no longer subject to appeal (the "Effective Date") and, unless earlier terminated pursuant to Section 6, ends on the third anniversary of the Effective Date.

3. DUTIES DURING THE PERIOD OF EMPLOYMENT.

     (a) DUTIES. During the Period of Employment, the Executive shall be employed as the President and Chief Executive Officer of the Company with overall charge and responsibility for the business and affairs of the Company, and shall perform such appropriate duties as the Executive shall reasonably be directed to perform by the Company's Board of Directors (the "Board"). The Company shall also elect the Executive as a member and Chairman of the Company's Board. In addition, in connection with each election of directors, the Executive may nominate two (2) other individuals to serve as outside members of the Board, who shall be included in the slate of nominees presented to the shareholders by the Board.

     (b) SCOPE. During the Period of Employment, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees,
(ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities under clauses (i), (ii) and (iii) do not interfere, in any substantial respect, with the Executive's responsibilities hereunder.

4. COMPENSATION AND OTHER PAYMENTS.

     (a) SALARY. During the Period of Employment the Company shall pay the Executive an annual base salary ("Base Salary") of one million dollars ($1,000,000) per year. The Executive's Base Salary shall be paid in advance, in equal monthly installments. The Base Salary shall be reviewed annually as of the end of each fiscal year of the Company (the "Applicable Year") during the Period of Employment by the Compensation Committee of the Board (the "Committee"). Each annual review shall be completed by January 1 following the Applicable Year. Based upon such reviews, the Committee may increase, but shall not decrease, the Base Salary. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

     (b) ANNUAL BONUSES. The Committee or the Board shall at least annually review the Executive's performance under this Agreement. The Executive shall be awarded annual bonuses at the discretion of the Board or the Committee; provided, however, that for each of the second and third years of the Period of Employment the Executive's minimum annual bonus shall be five hundred thousand dollars ($500,000), subject to achieving such reasonable minimum performance levels as shall be agreed upon in writing by the Executive and the Company

     (c) SIGNING BONUS. As an incentive to join the Company and as compensation for terminating his present employment and foregoing other opportunities, the Executive shall be paid a cash signing bonus in the amount of four million dollars ($4,000,000) ("Signing Bonus"), which shall be due and payable on the Effective Date. The payment of the Signing Bonus is contingent on the Executive signing this Agreement but is not contingent on the performance of services for the Company and does not represent compensation for services rendered.

     (d) INITIAL STOCK OPTIONS. On the Effective Date, the Company shall grant the Executive the following options to purchase stock of the Company, which options shall be transferable by the Executive to members of his immediate family or to trusts or partnerships formed for the benefit of the Executive or members of his immediate family:

          (i) A ten (10)-year option, exercisable from and after the date of grant, to purchase a number of shares equal to five percent (5%) of the Company's stock outstanding as of the Effective Date (the "First Installment"), for an aggregate exercise price equal to five percent (5%) of the total deemed equity value of the Company as of the Effective Date (referred to hereinafter as the "Reorganization Equity Value"), which for purposes of this Agreement shall be eighty-five million dollars ($85,000,000); provided, however, that if the post-reorganization capital structure of the Company or any other economic feature of the plan of reorganization referred to in Section 2, above, differs materially from those described in the Disclosure Statement approved by the bankruptcy court on October 15, 1998, the Reorganization Equity Value shall be adjusted appropriately;

          (ii) A ten (10)-year option to purchase a number of shares equal to two and one-half percent (2.5%) of the Company's stock outstanding as of the Effective Date (the "Second Installment"), for an aggregate exercise price equal to two and seven-eighths percent (2.875%) of the Reorganization Equity Value (i.e., a premium of fifteen percent (15%) over the pro rata Reorganization Equity Value), which option shall vest in twelve (12) equal monthly portions, beginning with the first anniversary of the date of grant, with one-twelfth (1/12) vesting on such first anniversary and an additional one-twelfth (1/12) vesting on the first day of each of the next eleven (11) calendar months thereafter; and

          (iii) A ten (10)-year option to purchase a number of shares equal to two and one-half percent (2.5%) of the Company's stock outstanding as of the Effective Date (the "Third Installment"), for an aggregate exercise price equal to three and one-fourth percent (3.25%) of the Reorganization Equity Value (i.e., a premium of thirty percent (30%) over the pro rata Reorganization Equity Value), which option shall vest in twelve (12) equal monthly portions, beginning with the second anniversary of the date of grant, with one-twelfth (1/12) vesting on such second anniversary and an additional one-twelfth (1/12) vesting on the first day of each of the next eleven (11) calendar months thereafter.

          The Company shall take such reasonable efforts as may be necessary to cause any shares to be issued in connection with such option awards to be registered under the Federal Securities Act of 1933, as amended, or under applicable state securities laws, or to secure an appropriate exemption from such registration. The terms and conditions of the said option awards are to be included in a Stock Option Agreement in the form attached hereto as Exhibit A. Options included in the Second and Third Installments shall become exercisable immediately upon vesting and shall remain exercisable until they expire or otherwise terminate in accordance with this Agreement or the terms and conditions set forth in Exhibit A. To the extent the Company is unable to provide sufficient shares to comply with this Section 4(d), the Company shall provide the Executive with the economic equivalent of the value of the option award(s) described in this Section 4(d) in the form of a stock appreciation right based upon substantially the same terms and conditions as set forth in Exhibit A.

     (e) FUTURE AWARDS AND OPTION GRANTS. The Company shall make available a pool of stock representing five percent (5%) of the Company's stock, on a fully diluted basis, for option awards to other employees of the Company, and the Executive shall not be eligible to receive additional option awards from that pool.

     (f) REIMBURSEMENT OF PROFESSIONAL FEES. The Company shall pay on the Executive's behalf all reasonable fees and expenses shown on statements submitted to the Executive by the Executive's attorneys, accountants and other advisors in connection with the negotiation and execution of this Agreement and in connection with the provision of advice regarding this Agreement after its execution.

     (g) TRAVEL AND HOUSING. The Company shall pay all reasonable local housing, transportation and commutation expenses for the Executive and his spouse incurred in connection with the Executive rendering services to the Company. Reasonable commutation and transportation expenses include, but are not limited to, air travel between California and Chicago and an appropriate automobile for local transportation in the Chicago area. The Company shall reimburse the Executive for all taxes payable by the Executive because of travel and housing payments by the Company, including tax reimbursement payments.

5. OTHER EXECUTIVE BENEFITS.

     (a) REGULAR REIMBURSED BUSINESS EXPENSES. The Company shall promptly reimburse the Executive for all expenses and disbursements reasonably incurred by the Executive in the performance of his duties hereunder during the Period of Employment.

     (b) BENEFIT PLANS. The Executive and his eligible family members shall be entitled to participate, on terms no less favorable to the Executive and his eligible family members than the terms offered to other senior executives of the Company, in any group and/or executive life, hospitalization or disability insurance plan, health program, vacation policy, pension, profit sharing, ESOP, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) or other fringe benefits of the Company, including an automobile allowance, club memberships and dues, and similar programs (collectively referred to as the "Benefits"). In the event that any health programs or insurance policies applicable to the Benefits provided hereunder contain a preexisting conditions clause, the Company shall either obtain a waiver from such clause with respect to the Executive and/or his eligible family members or self-insure the Executive and/or his eligible family members with respect to such conditions. Anything contained herein to the contrary notwithstanding, the benefits described herein shall not duplicate benefits made available to the Executive pursuant to any other provision of this Agreement. In the event that any benefits coverage requires an interim waiting period, the Company shall pay all interim premiums on behalf of the Executive and his family for such coverage. The Company shall reimburse the Executive for all taxes payable by the Executive due to payments made by the Company pursuant to this paragraph (b), including tax reimbursement payments; provided however, that such tax reimbursement shall not apply to payments which constitute vacation pay or pension, profit-sharing or similar retirement or deferred compensation benefits normally taxable to recipients.

     (c) PERQUISITES. The Company shall provide the Executive such perquisites of employment as are commonly provided to other senior executives of the Company.

6. TERMINATION.

     (a) DEATH OR DISABILITY. This Agreement and the Period of Employment shall terminate automatically upon the Executive's death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth day after receipt by the Executive of such notice given at any time after a period of one hundred twenty (120) consecutive days of Disability or a period of one hundred eighty (180) days of Disability within any twelve
(12) consecutive months, and, in either case, while such Disability is continuing ("Disability Effective Date"); provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means the Executive's inability to substantially perform his duties hereunder, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and the Executive or, if the Company and the Executive cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by the Executive. Until the Disability Effective Date, the Executive shall be entitled to all compensation and benefits provided for under Section 4 and Section 5 hereof. It is understood that nothing in this Section 6(a) shall serve to limit the Company's obligations under Section 7(b) hereof.

     (b) BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment hereunder for "Cause" upon five (5) days' written notice. For purposes of this Agreement, "Cause" shall mean (i) Executive's commission of an act materially and demonstrably detrimental to the Company, which act constitutes gross negligence or willful misconduct by Executive in the performance of his material duties to the Company or (ii) Executive's commission of any material act of dishonesty or breach of trust resulting or intended to result in material personal gain or enrichment of Executive at the expense of the Company, or (iii) Executive's conviction of a felony involving theft or moral turpitude, but specifically excluding any conviction based entirely on vicarious liability. Notwithstanding the foregoing, the Company may not terminate the Executive's employment for Cause unless (i) a determination that Cause exists is made and approved by a majority of the Board, (ii) the Executive is given at least five (5) days written notice of the Board meeting called to make such determination, and (iii) the Executive is given the opportunity to address such meeting.

     (c) BY EXECUTIVE FOR GOOD REASON. The Executive's employment hereunder may be terminated by the Executive for Good Reason upon five (5) days' written notice. For purposes of this Agreement, "Good Reason" shall mean: (d) (i) The assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, excluding for this Section 6(c) any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (i) Any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, immaterial and inadvertent failure not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (ii) The filing of any involuntary bankruptcy petition against the Company which is not dismissed within sixty (60) days of the filing of the petition;

          (iii) The revocation of any significant business license of the Company by any state, except such a revocation which does not have a material adverse effect on the business or prospects of the Company taken as a whole; or

          (iv) Any criminal indictment of the Company, except for any such indictment (A) which (1) is based upon the investigation by the federal Securities and Exchange Commission into actions of the Company which preceded the July 15, 1998 filing date of the bankruptcy petition of the Company and (2) does not have a material adverse effect on the business or prospects of the Company taken as a whole or (B) which is based primarily upon the Executive's own actions, but excluding any indictment based upon an allegation of vicarious liability on the part of the Executive, with vicarious liability meaning liability which is based on actions of the Company for which the Executive is alleged to be responsible solely as a result of his offices with the Company and in which he was not directly involved and of which he did not have prior knowledge.

     (d) BY EXECUTIVE OTHER THAN FOR GOOD REASON. The Executive may, without liability to the Company, terminate his employment hereunder at any time other than for Good Reason, upon thirty (30) days' written notice to the Company.

     (e) BY THE COMPANY WITHOUT CAUSE. The Company may, subject to Section 7(d) hereof, terminate the Executive's employment hereunder at any time upon thirty
(30) days' written notice to the Executive.

     (f) NOTICE OF TERMINATION. Any termination of employment under this Agreement by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) specifies the Date of Termination (as defined below). The failure by the Executive or Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the basis for termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder.

     (g) DATE OF TERMINATION. "Date of Termination" means the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

7. OBLIGATIONS OF THE COMPANY UPON TERMINATION OR A CHANGE IN CONTROL.

     (a) DEATH. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including, but not limited to, (i) the Executive's Base Salary through the Date of Termination at the rate in effect on the Date of Termination disregarding any reduction in Base Salary in violation of this Agreement, (ii) any other rights and benefits (including, without limitation, payments due pursuant to Section 5(a) or Section 5(b) of this Agreement) available to the Executive under employee compensation and benefit arrangements of the Company (without duplication) in which the Executive was a participant on the Date of Termination, determined in accordance with the applicable terms and provisions of such arrangements (such amounts specified in clauses (i) and (ii) being hereinafter referred to as "Accrued Obligations"); and (iii) any amounts that remain unpaid pursuant to Section 4(c).

     (b) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability, this Agreement shall terminate without further obligations to the Executive, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including, but not limited to, all Accrued Obligations and any amounts that remain unpaid pursuant to Section 4(c).

     (c) CAUSE; OTHER THAN GOOD REASON. If the Executive's employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than those obligations accrued or earned and vested (if applicable) by the Executive through the Date of Termination, including, but not limited to, all Accrued Obligations. In addition, Executive will forfeit any unpaid amounts that he is entitled to pursuant to Section 7(d)(i) if he terminates his employment other than for Good Reason prior to January 1, 2000.

     (d) GOOD REASON; CHANGE IN CONTROL; OTHER THAN FOR CAUSE OR DISABILITY. If the Company shall terminate the Executive's employment other than for Cause or Disability, or if the Executive shall terminate his employment for Good Reason, or if a Change in Control shall occur while Executive is employed by the
Company:

          (i) Subject to the limitation set forth in Section 7(c), the Company shall cause the Executive to receive the aggregate of the following amounts:

               (A) Continuation of Base Salary through the third anniversary of the Effective Date;

               (B) Any options or stock awards previously granted and not yet vested as of the Date of Termination or date of Change in Control shall be fully vested immediately, and all options shall remain exercisable through the end of their original term;

               (C) All unpaid and vested compensation and Benefits accrued or earned by the Executive as of the Date of Termination or date of Change in Control, including, but not limited to, all Accrued Obligations;

               (D) Any amounts that remain unpaid pursuant to Section 4(c); and

               (E) Any additional compensation to which the Executive may become entitled pursuant to this Agreement because of continued employment after a Change in Control.

          (ii) Through the third anniversary of the Effective Date, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with Section 5(b) of this Agreement if the Executive's employment had not been terminated, including health insurance and life insurance. Thereafter, the Executive shall be treated as a retired senior executive of the Company for purposes of Benefits provided by the Company to such retirees.

          (iii) For purposes of this Agreement, a "Change in Control" shall mean:

               (A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") (excluding any of the Holders (as defined in paragraph (iv), below) and their affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding shares of capital stock of the Company (the "Outstanding Company Capital Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"); provided, however, that if the Holders cease to be, in the aggregate, beneficial owners of at least 20% of both the Outstanding Company Capital Stock and the Company Voting Securities, a Change in Control shall mean the acquisition by any individual, entity or group (other than any of the Holders and their affiliates) of beneficial ownership of 30% or more of either the Outstanding Company Capital Stock or the Company Voting Securities; provided further that
          (X) any acquisition by or from the Company or any of its subsidiaries which is recommended or approved by the Executive, (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (Z) any acquisition by any entity with respect to which, following such acquisition, more than 80% of, respectively, the then outstanding shares of capital stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Capital Stock and Company Voting Securities immediately prior to such acquisition, in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Capital Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control; or

               (B) A change in the composition of the Board such that individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute a simple majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by the Executive and by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company; or

               (C) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination") with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Capital Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 80% of, respectively, the then outstanding shares of capital stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from the Business Combination, in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Capital Stock and Company Voting Securities, as the case may be; or

               (D) (1) A complete liquidation or dissolution of the Company or
          (2) a sale or other disposition of all or substantially all of the assets of the Company other than to an entity with respect to which, following such sale or disposition, more than 80% of, respectively, the then outstanding sharers of capital stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Capital Stock and Company Voting Securities immediately prior to such sale or disposition, in substantially the same proportion as their ownership of the Outstanding Company Capital Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

          (iv) For purposes of this Agreement, "Holder" means each shareholder of the Company who, as of the Effective Date, owns ten percent (10%) or more of the Company's stock outstanding as of the Effective Date.

It is understood that the Executive's rights under this Section 7 are in lieu of all other rights which the Executive may otherwise have had upon termination of this Agreement; provided, however, that no provision of this Agreement is intended to adversely affect the Executive's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985.

8. MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

9. INDEMNIFICATION. The Company shall maintain, for the benefit of the Executive and all of the Executive's nominees to the Board, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company on October 1, 1998. The Executive's rights to such insurance shall continue so long as the Company maintains director and office liability insurance for any then current director or officer; provided that such insurance shall in any event be maintained through December 31, 2003. In addition, the Executive shall be indemnified by the Company against liability as an officer and director of the Company or any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law.

10. CONFIDENTIAL INFORMATION AND NONCOMPETITION.

     (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, or any of its subsidiaries, affiliates and businesses, which shall have been obtained by the Executive pursuant to his employment by the Company or any of its subsidiaries and affiliates and which shall not have become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. However, in no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     (b) During the Period of Employment and during the one (1)-year period immediately following (i) the Company's termination of the Executive's employment for Cause or (ii) the Executive's termination of his employment other than for Good Reason, the Executive shall not, directly or indirectly, engage in, be employed by, act as a consultant to, or be a director, officer, owner or partner of, any business activity or entity which competes significantly and directly with the Company or any of its subsidiaries in lines of business conducted by the Company or its subsidiaries during the Period of Employment or, for purposes of applying this noncompetition restriction after the Period of Employment, in lines of business conducted by the Company or its subsidiaries as of the Date of Termination and, in either event, in any geographic area in which the Company or its subsidiaries engage in such business; provided, however, that it shall not be a violation of this paragraph (b) for the Executive to continue to serve in those current directorships which are disclosed to the Company by the Executive in writing at the time of his execution of this Agreement; and provided further that it shall not be a violation of this Agreement for the Executive to own an interest of less than five percent (5%) in any entity whose ownership interests are publicly traded.

11. REMEDY FOR VIOLATION OF SECTION 10. The Executive acknowledges that the Company has no adequate remedy at law and will be irreparably harmed if the Executive breaches or threatens to breach the provisions of Section 10 of this Agreement and, therefore, agrees that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of such section and that the Company shall be entitled to specific performance of the terms of such section in addition to any other legal or equitable remedy it may have. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

12. WITHHOLDING. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts, at the time payments are actually made to the Executive and received by him, relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided that it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

13. ARBITRATION. Any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected by the then President of the Chicago Bar Association. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, or as required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Chicago, Illinois or such other location to which the parties may agree. The Company shall pay the costs of any arbitrator appointed hereunder.

14. REIMBURSEMENT OF LEGAL EXPENSES. In the event that the Executive is the prevailing party, or is successful to a material degree, in pursuing or defending, whether in arbitration or litigation, any claim or dispute involving the Executive's employment with the Company, including any claim or dispute relating to (a) this Agreement, (b) termination of the Executive's employment with the Company or (c) the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall promptly reimburse the Executive for all reasonable costs and expenses (including, without limitation, attorneys' fees) relating solely, or allocable, to such claim. In any other case, the Executive and the Company shall each bear all their own costs and attorneys' fees.

15. TAXES. In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, the Executive under this Agreement and under all other plans, programs and arrangements of the Company (the "Aggregate Payment") is determined to constitute an "excess parachute payment," as such term is defined in Section 280G(b) of the Internal Revenue Code, the Company shall pay to the Executive prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes an excess parachute payment and, if so, the amount to be provided to the Executive and the time of payment pursuant to this Section 15 shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two
(2) years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding the foregoing, in the event that the amount of the Executive's Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which any initial payment to the Executive under this Section 15 has been made, the Company shall pay to the Executive an additional amount (grossed up for all taxes), with respect to such additional Excise Tax (and any interest and penalties thereon) at the time and in the amount reasonably determined by the Auditor. Similarly, if the amount of the Executive's Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which any prior payment to the Executive has been made under this Section 15, the Executive shall refund to the Company the excess amount received, after reduction for any nonrefundable tax, penalties and/or interest incurred by the Executive in connection with the receipt of such excess, and such refund shall be paid promptly after the Executive has received any corresponding refund of excess Excise Tax paid to the Internal Revenue Service. The Executive and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses incurred by the Executive in connection therewith shall be paid by the Company promptly upon notice of demand from the Executive.

16. SUCCESSORS.

     (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, the Executive's rights hereunder shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs and legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) As used in this Agreement the term "Company" shall include any successor to the Company's business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.

17. REPRESENTATIONS.

     (a) The Company represents and warrants that (i) the execution of this Agreement has been duly authorized by the Company, including action of the Board, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms (subject to entry of a confirmation order regarding the plan of reorganization referred to in Section 2, above), except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (b) The Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not violate any law, regulation, order, judgment or decree or any agreement to which the Executive is a party or by which he is bound; (ii) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that would interfere with this Agreement or his performance of services hereunder; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

18. MISCELLANEOUS.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of choice of law. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                           If to the Executive:

                           Mr. Edward G. Harshfield
                           132 East Delaware Place
                           Apartment 5506
                           Chicago, IL 60611

                           with a copy to:

                           Robert J. Stucker, Esq.
                           Vedder, Price, Kaufman & Kammholz
                           222 North LaSalle Street, Suite 2600
                           Chicago, IL 60601

                           If to the Company:

                           MFN Financial Corporation
                           100 Field Drive, Suite 340
                           Lake Forest, Illinois  60045
                           Attn: General Counsel

                           with a copy to:

                           Lewis S. Rosenbloom, Esq.
                           McDermott, Will & Emery
                           227 West Monroe Street
                           Chicago, IL 60606

or to such other addresses as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee, as evidenced by a delivery receipt.

     (c) None of the provisions of this Agreement shall be deemed to be a penalty.

     (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provision of this Agreement.

     (e) Either party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

     (f) This Agreement supersedes any prior agreements or understandings, written or oral, between the Company and the Executive and contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

     (g) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS HEREOF, the parties have executed this Agreement all as of the day and year first above written.

                                   MFN FINANCIAL CORPORATION



                                   Mark E. Dapier, General Counsel



                                   EDWARD G. HARSHFIELD


                                   _________________________________________



                                    Exhibit A

                             STOCK OPTION AGREEMENT


Edward G. Harshfield
President & Chief Executive Officer         __________, 1999


         In accordance with the terms of your ___________, 1999 Employment Agreement with MFN Financial Corporation (the "Company"), and in consideration of the mutual covenants contained in that Employment Agreement and other good and valuable consideration, you are hereby awarded a stock option with the following terms and conditions:

         1. SHARES: This option is for a total of ____________________ (_____)
shares of common stock of the Company, consisting of a First Installment of ______________ (_____) shares, a Second Installment of ______________ (_____)
shares and a Third Installment of ______________ (_____) shares.

         2. PRICE: The exercise prices under this option are $______________ per share for the First Installment, $_____________ per share for the Second Installment and $______________ per share for the Third Installment.

         3. WHEN EXERCISABLE: Your rights to purchase shares covered by this option shall vest and be exercisable as set forth below and shall remain fully exercisable by you (or by an authorized representative in the event of your death or disability) throughout the term of this option, as described in Section 4, below, except as otherwise provided in Section 4:

                  (a) The First Installment is fully vested and is exercisable from and after the grant date of this option (the "Grant Date");

                  (b) The Second Installment shall vest and become exercisable in twelve (12) equal monthly portions, beginning with the first anniversary of the Grant Date, with one-twelfth (1/12) vesting on such first anniversary and an additional one-twelfth (1/12) vesting on the first day of each of the next eleven (11) calendar months thereafter; and

                  (c) The Third Installment shall vest and become exercisable in twelve (12) equal monthly portions, beginning with the second anniversary of the Grant Date, with one-twelfth (1/12) vesting on such second anniversary and an additional one-twelfth (1/12) vesting on the first day of each of the next eleven (11) calendar months thereafter.

         4. TERM. This option shall remain in full force and effect for a term of ten (10) years ending on ____________, 2009, without regard to the termination of your employment with the Company; provided, however, that if your employment with the Company is terminated by you other than for Good Reason (as that term is defined in your Employment Agreement) or if your employment with the Company is terminated by the Company for Cause (as that term is defined in your Employment Agreement), the term of this option shall end immediately upon such termination.

         5. MANNER OF EXERCISE. You, or an authorized representative acting on your behalf in the event of your death or disability, may exercise this option in whole or in part, from time to time, by written notice delivered to the Treasurer of the Company, which includes the following:

                  (a) Your name, mailing address and Social Security number;

                  (b) The date of the notice;

                  (c) The number of shares with respect to which this option is being exercised;

                  (d) The exercise price for the shares with respect to which this option is being exercised;

                  (e) Payment, in accordance with Section 6, below, for the shares being purchased; and

                  (f) Your signature or the signature of an authorized representative acting on your behalf in the event of your death or disability.

         6. PAYMENT. Payment under this option may be made in cash or by transferring shares of the Company's common stock valued at fair market value at the effective date of exercising this option, or a combination of both. Shares shall be issued promptly after full payment has been made.

         7. TAX WITHHOLDING. Tax withholding is required upon exercising this option in whole or in part. Payment for tax withholding may be made in cash or, pursuant to your election, by transferring shares of the Company's common stock or the withholding of shares to be issued, or any combination of cash, shares and withholding of shares. Any election to use or withhold shares must be made in accordance with applicable tax and securities laws and established administrative procedures and shall be subject to disapproval by the Company for failure to comply with such laws and procedures.

         8. TRANSFERABILITY. Your rights to purchase shares pursuant to this option are transferable by you from time to time, in whole or in part, to members of your immediate family or to trusts or partnerships formed for your benefit or the benefit of members of your immediate family. Such transfer may be effected by delivering to the Treasurer of the Company a written notice identifying the transferee(s) and the portion of the option which is being transferred to each transferee.

         9. ADJUSTMENT. In the event of any change in the common stock of the Company through stock dividends, stock splits, recapitalization, reclassification or otherwise, or in the event that any other stock shall be substituted for the present common stock of the Company as the result of any merger, consolidation or reorganization, then the Board of Directors of the Company (or a committee thereof) shall make appropriate adjustment or substitution in the number, kind and/or price of the shares subject to this option, so as to preserve the overall value of this option. In connection with any merger, consolidation or reorganization in which the present common stock of the Company is converted into the right to receive only cash, the Board of Directors may require you to tender your options to the Company for cash in an amount equal to the positive difference, if any, between the cash price per share in such merger, consolidation or reorganization and the exercise price per share of such options.

         10. REGISTRATION OF SHARES. The Company shall take such reasonable efforts as may be necessary to cause any shares to be issued in connection with this option to be registered under the Federal Securities Act of 1933, as amended, or under applicable state securities laws, or to secure an appropriate exemption from such registration.

         11. NONSTATUTORY STOCK OPTION. This option shall be a nonstatutory stock option and is not to be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

                                   MFN FINANCIAL CORPORATION



                                   ---------------------------------------------
                                   Mark E. Dapier, General Counsel



Accepted and agreed to this
____ day of _________, 1999.


----------------------------
Edward G. Harshfield




                              CONSULTING AGREEMENT


         THIS AGREEMENT is made and entered into on this __________ day of November, 1998 by and between Mercury Finance Company, a Delaware corporation, (hereinafter referred to as "Company") and Edward G. Harshfield (hereinafter referred to as "Consultant").

         WHEREAS, Company intends to pursue a plan of reorganization in the United States Bankruptcy Court; and

         WHEREAS, Company wishes to obtain the benefit of Consultant's participation in the preparations for that reorganization and in the overall supervision and direction of the business of Company prior to any confirmation by the Bankruptcy Court of a plan of reorganization; and

         WHEREAS, Consultant wishes to provide his services for those purposes;

         NOW, THEREFORE, Company and Consultant, each intending to be legally bound, hereby mutually covenant and agree as follows:

         1.       Engagement and Term.

                  (a) Engagement. Company engages Consultant to assist in the preparations for the reorganization of Company. Neither the Company nor Consultant shall, without prior review and approval by the other party, issue any press release or other public statement about Consultant's engagement by the Company, but such approval shall not be withheld unreasonably.

                  (b) Term. The term of Consultant's engagement under this Agreement shall commence on November _____, 1998 and shall continue indefinitely, subject to termination by either party by giving at least ten (10) days written notice of termination, and subject to Paragraph 14, below.

         2. Duties. Consultant shall participate in planning and preparing for the reorganization of Company. Such participation shall consist of such specific activities as the Board of Directors of Company (the "Board") shall reasonably request from time to time. Consultant shall devote such time as is necessary to fulfill his responsibilities hereunder.

         3. Compensation. As compensation for Consultant's services under this Agreement, Company shall pay Consultant fees at the rate of eighty-three thousand three hundred and thirty-three dollars ($83,333) per month, payable in advance on the first day of each calendar month. If the term of this Agreement ends prior to the end of a calendar month, the Executive shall refund to the Company a pro rata portion of the fee for that final month. The fees payable to Consultant under this Agreement shall be administrative expenses of Company having priority, in the Chapter 11 proceeding of the Company, over all pre-petition unsecured claims of creditors.

         4. Expense Reimbursement. Company shall reimburse Consultant for reasonable travel and all other direct, out-of-pocket expenses actually incurred in the performance of services under this Agreement, including (but not by way of limitation) the cost of commuting between California and Illinois and the cost of suitable temporary housing in Illinois, during Consultant's engagement under this Agreement. Such reimbursement shall be paid within a reasonable time following Consultant's submission of proper substantiation, in accordance with the expense reimbursement policies then generally applicable to directors and officers of Company.

         5. Covenants of Consultant. In order to induce Company to enter into this Agreement, Consultant hereby agrees as follows:

                  (a) Confidentiality. Except for and on behalf of Company with the consent of or as directed by the Board, Consultant shall keep confidential and shall not divulge to any other person or entity, during the term of engagement hereunder or thereafter, any business secrets or other confidential information regarding Company and its affiliates which has not otherwise become public knowledge; provided, however, that nothing in this Agreement shall preclude Consultant from disclosing information (i) to an appropriate extent to parties retained to perform services for Company or its affiliates or (ii) under any other circumstances to the extent such disclosure is, in the reasonable judgment of Consultant, appropriate or necessary to further the best interests of Company and its affiliates or (iii) as may be required by law.

                  (b) Noncompetition. During the term of Consultant's engagement under this Agreement and during the one (1)-year period immediately following
(i) the Company's termination of such engagement for "Cause" (as defined below) or (ii) Consultant's termination of such engagement other than for "Good Reason" (as defined below), Consultant shall not, directly or indirectly, engage in, be employed by, act as a consultant to, or be a director, officer, owner or partner of, any business activity or entity which competes significantly and directly with the Company or any of its subsidiaries in lines of business conducted by the Company or its subsidiaries during the term of Consultant's engagement under this Agreement or, for purposes of applying this noncompetition restriction after the end of that term, in lines of business conducted by the Company or its subsidiaries as of the end of that term and, in either event, in any geographic area in which the Company or its subsidiaries engage in such business; provided, however, that it shall not be a violation of this paragraph (b) for Consultant to continue to serve in those current directorships which are disclosed to the Company by Consultant in writing at the time of his execution of this Agreement; and provided further that it shall not be a violation of this Agreement for Consultant to own an interest of less than five percent (5%) in any entity whose ownership interests are publicly traded. For purposes of this paragraph (b), the terms "Cause" and "Good Reason" shall have the meanings set forth in Sections 6(b) and 6(c) (excluding paragraph (i) of Section 6(c)), respectively, of the Employment Agreement of even date herewith between Consultant and the Company.

                  (c) Enforcement. Consultant recognizes that the provisions of this Paragraph 5 are vitally important to the continuing welfare of Company and its affiliates and that money damages would constitute an inadequate remedy for any violation thereof. Accordingly, in the event of any such violation by Consultant, Company and its affiliates, in addition to any other remedies they may have, shall have the right to compel specific performance thereof or to seek an injunction restraining any action by Consultant in violation of this Paragraph 5.

         6. Non-Employee Status. Consultant and Company acknowledge that Consultant will, in performing his duties under this Agreement, be acting as an independent contractor and will not be an employee of Company. Consultant will not be eligible to participate in any benefits plan or program now existing or hereafter created for employees of Company or any affiliate of Company. Except as otherwise required by law, Company will not withhold any taxes from the compensation paid to Consultant under this Agreement. Consultant will be solely responsible for the payment of all taxes (including, but not by way of limitation, federal and state income taxes and Social Security taxes) imposed upon such compensation and for fulfilling all other legal obligations associated with rendering services as a self-employed independent contractor.

         7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Consultant, Company, the heirs and representatives of Consultant, and the successors and permitted assigns of Company.

         8. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by reputable commercial delivery service or if mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

                  (a)      If to Company, to:

                           Mercury Finance Company
                           100 Field Drive, Suite 340
                           Lake Forest, Illinois  60045
                           Attention:  Chairman of the Board,

                           with a copy to:

                           Lewis S. Rosenbloom, Esq.
                           McDermott, Will & Emery
                           227 West Monroe Street
                           Chicago, Illinois  60606

                  (b)      If to Consultant, to:

                           Mr. Edward G. Harshfield
                           510 Rosemont Avenue
                           Pasadena, California  91103,

                           with a copy to:

                           Robert J. Stucker, Esq.
                           Vedder, Price, Kaufman & Kammholz
                           222 North LaSalle Street, Suite 2600
                           Chicago, Illinois  60601

Either party may change its address by written notice sent to the other party at the last recorded address of that party.

         9. No Assignment. This Agreement is not assignable by Consultant or Company, and no payment to be made to Consultant hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

         10. Execution in Counterparts. This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

         11. Applicable Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Illinois, other than the conflict of laws provisions of such laws.

         12. Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Consultant consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

         13. Waiver. No waiver by any party at any time of any breach by the other party of, or failure to comply with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

         14. Entire Agreement. This Agreement embodies the entire understanding of the parties hereto, and supersedes all other prior oral or written agreements or understandings between them, regarding the subject matter hereof. However, nothing in this Agreement is intended to impair or modify, or shall be interpreted as impairing or modifying, any part of the Employment Agreement of even date herewith between Consultant and Company. Upon that Employment Agreement becoming effective, it shall fully replace and supersede this Agreement with respect to subsequent services of Consultant for Company, and the term of this Agreement shall end. No other change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on this __________ day of November, 1998.

Attest:                                     MERCURY FINANCE COMPANY



_____________________________               By:

Title:_______________________               Title:




                                            ------------------------------------
                                            Edward G. Harshfield